EXHIBIT 3


                            CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement (the "Agreement") is made and entered into effective as of the 11th day of March 1993, by and between NuVision, Inc., 2284
S. Ballenger Hwy., Flint, MI 48503 ("NuVision") and American Vision Centers, Inc. ("Recipient").

                                    RECITALS

     1. In connection with the consideration by Recipient of a possible transaction with NuVision or its subsidiaries, NuVision has agreed to furnish certain confidential oral and written communication to Recipient.

     2. Recipient, for good and valuable consideration recited below, hereby agrees, pursuant to the terms hereof, to hold confidential oral and written information regarding or possessed by NuVision and not to use, disseminate, or disclose such information except as provided below.

                                    AGREEMENT

     In consideration of a possible transaction by NuVision or its subsidiaries with Recipient, the receipt and sufficiency of which are hereby acknowledged by Recipient, and in further consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1.   Information.  Recipient recognizes that NuVision's business interest
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requires a confidential relationship between recipient and NuVision and the fullest practical protection and confidential treatment of NuVision's financial data, balance sheets, statements of income and surplus, sales policies, trade secrets, information concerning NuVision store, superstore, and laboratory operations, information concerning NuVision franchise operations, product designs, plans, programs, ideas, concepts, improvements, discoveries and any and all other information, data, knowledge of and ideas relating to NuVision's business, including but not limited to financial information and projections, sales data and procedures, costs information, pricing terms and techniques, employee compensation, creditor relationships, marketing and merchandising plans and techniques, methods of doing


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business and other confidential information (all of the aforementioned items being hereinafter referred to as the "Evaluation Material") which is owned by NuVision and its Affiliates (the term "Affiliates", as used herein, meaning, with respect to a party, persons or entities controlling, controlled by, or under common control of the party, including but not limited to its subsidiary and parent corporations) or which is used in the operation of the business of NuVision or its Affiliates. Recipient acknowledges and agrees that all such Evaluation Material constitutes valuable, special and unique assets of NuVision and its Affiliates, the disclosure of which would cause substantial injury and loss of profits and goodwill to NuVision.

     The definition of Evaluation Material for the purpose of this Agreement does not include information that was or becomes generally available to the public other than as a result of a disclosure by Recipient or by its directors, officers, employees, agents, representatives, partners, attorneys, accountants, or advisors ("Representatives").

     2.   Confidentiality.
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          i.   Recipient agrees that the Evaluation Material shall be used by
Recipient and its Representatives solely for the purpose of evaluating a possible transaction between Recipient and NuVision (or a subsidiary of NuVision).

          ii. Recipient agrees that it shall, and shall cause each of its Representatives to, (a) keep secret and treat confidentially all of the Evaluation Material; (b) not aid others in learning of or using or planning the use of any Evaluation Material; (c) neither directly nor indirectly disclose the Evaluation Material to others outside of Recipient and its Affiliates; (d) not use the Evaluation Material for its own account (excepting the use by Recipient to evaluate a possible transaction by Recipient with NuVision) and not plan for, aid, or abet others in the use of it for the benefit of anyone other than NuVision; (e) not make or disclose documents or instruments or copies of documents or instruments containing disclosures of Evaluation Material; and (f) not otherwise in any way willfully or intentionally use, disseminate, nor disclose any of the Evaluation Material, directly or indirectly, without the prior written consent of NuVision.

          iii. Recipient agrees that all files, records, documents, instruments, information, data, and similar items relating to the


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business of NuVision and its Affiliates and constituting Evaluation Material, whether given to Recipient by NuVision or prepared by Recipient or its Representatives or otherwise coming into Recipient's possession, shall remain the exclusive property of NuVision, and upon written request by NuVision, Recipient shall promptly return said files, records, documents, instruments, information, data and similar items to NuVision.

          iv. Recipient shall (a) not disclose Material to any of its Representatives unless the Representative needs to know such Evaluation Material for the sole purpose of evaluating the possible transaction with NuVision; (b) inform its Representatives of the confidential nature of the Evaluation Material; (c) direct the Representatives to treat the Evaluation Material confidentially; and (d) be responsible for any breach of this Agreement by Recipient or by its Representatives.

          v. Recipient shall not, and shall direct its Representatives not to, disclose to any person either the fact that any investigation, discussions, or negotiations are taking place concerning a possible transaction with NuVision or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as may be necessary in the opinion of Recipient's counsel to comply with the requirements of any law, governmental order or regulation, or subpoena or other lawful process. The term "person" as used in this Agreement shall be broadly interpreted and shall include, without limitation, any corporation, company, partnership, joint venture, entity or individual.

     3.   Future Acquisitions.  Recipient agrees that for a period of three
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years from the date hereof, Recipient and its Affiliates and Representatives will not (and Recipient and they will not assist or encourage others to), directly or indirectly, unless specifically requested in writing in advance by NuVision's Board of Directors; (i) acquire or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any of NuVision's property or any securities issued by NuVision, or any rights or option to acquire such ownership, (ii) seek or propose to influence or control NuVision's management or its policies, or (iii) make any public disclosure with respect to any of the foregoing.

     4.   Proposals to NuVision.  NuVision expressly reserves the
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right, at its sole direction, to reject any or all expressions of interest or proposals made to NuVision and/or to terminate discussion with any entity at any time. NuVision shall have no legal commitment or obligation to any entity or person reviewing the Evaluation Material or making any proposal unless and until a definitive written agreement for a transaction with NuVision and Recipient has been executed by all parties.

     5.   Accuracy or Completeness of Information.  Recipient agrees and
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understands that NuVision and its Representatives and NuVision's Affiliates and
their Representatives make no representation or warranty as to the accuracy or completeness of the Evaluation Material supplied to Recipient or its Representatives. Recipient agrees that NuVision and its Representatives and NuVision's Affiliates and their Representatives shall not have any liability to Recipient or its affiliates or any Representative of Recipient resulting from the reliance upon or the use of the Evaluation Materials by them.

     6.   Independent Relationship.  Recipient is not an employee, agent,
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representative, partner, joint venturer or attorney-in-fact for NuVision, and
Recipient shall have no authority to act for, act in the name of, or bind NuVision or its Affiliates in any manner whatsoever.

     7.   Confined to Terms.  This Agreement shall establish no rights, duties
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or obligations between NuVision and Recipient other than rights, duties or obligations expressly provided by the terms of this Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

     8.   Remedies.  In view of the difficulty in determining the amount of
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damages that may result to NuVision and its Affiliates from the breach of any of
Recipient's obligations under this Agreement, it is the intent of the parties hereto that in addition to monetary damages, NuVision shall have the right to prevent any such breach in equity or otherwise, including without limitation, prevention by means or injunctive relief. Recipient hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

     9.   Severability.  If for any reason any provision contained in this
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Agreement should be held invalid in whole or in part by a court of competent jurisdiction, then it is the intent of the


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parties hereto that the balance of this Agreement be enforced to the full extent permitted by applicable law.

     10.  Term.  The term of this Agreement shall commence on the date hereof
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and shall continue until it expires three years later.

     11.  Governing Law.  This Agreement shall be construed under the laws of
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the State of Michigan, without giving effect to its conflict of laws, principles, or rules.

     12.  Payment of Legal Expenses.  In the event that Recipient shall fail to
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perform any of its obligations under this Agreement, Recipient hereby agrees to pay all reasonable expenses, including reasonable attorney's fees, which may be incurred by NuVision in a successful enforcement of its rights under this Agreement. This Section 12 shall survive the expiration or termination of this Agreement.

     13.  Waiver and Amendment.  Any term or provision of this Agreement may be
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waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the written agreement of the parties. No failure or delay by NuVision in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.

     14.  Headings.  The headings in this Agreement are for convenience of
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reference only and shall not limit or otherwise affect the meaning of this
Agreement.

     EXECUTED AND AGREED to as of the date first above written.

NUVISION, INC.                     AMERICAN VISION CENTERS, INC.


By: /S/ JONATHAN E. RAVEN          By: /S/ SETH POPPEL
Its: PRESIDENT                     Its: CHAIRMAN